Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS FILES REGISTRATION STATEMENT FOR RIGHTS OFFERING TO EXISTING STOCKHOLDERS

Company Also Files Preliminary Proxy Statement with SEC to Increase the Number  of Authorized Shares and Explore Potential Reverse Stock Split

KNOXVILLE, TN, October 5, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that it filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) for a rights offering to its existing stockholders.

Under the proposed rights offering, Provectus would distribute non-transferable subscription rights to purchase units (consisting of shares of common stock and warrants to purchase common stock) to its stockholders on the record date for the rights offering, which has not yet been set. Holders who exercise their subscription rights in full will be entitled, if available, to subscribe for additional units that are not purchased by other stockholders. The Company has not yet announced the number of shares of common stock and number of warrants included in the units, the subscription price per unit, exercise price of the warrants, record date, or subscription period.

Provectus plans to use the proceeds from the rights offering for clinical development, including its ongoing phase 3 clinical trial of PV-10 to treat locally advanced cutaneous melanoma and its phase 1b/2 clinical trial of PV-10 in combination with pembrolizimab to treat metastatic melanoma, in addition to advancing development of PV-10 to treat cancers of the liver and other solid tumors. The Company also plans to use a portion of the proceeds for working capital and general corporate purposes. In order for the rights offering to be successful, the Company will need to amend its certificate of incorporation to increase the number of shares of its common stock that the Company is authorized to issue. Accordingly, the Company has filed a preliminary proxy statement with the SEC to request that its stockholders approve, at a special meeting of stockholders, both an increase in the Company’s authorized shares of common stock and a reverse stock split, each of which will be at the discretion of the Company’s board of directors to effectuate if the proposals receive the requisite stockholder approval. A reverse stock split will be necessary for the Company to maintain its listing on the NYSE MKT, unless the Company’s stock begins trading at higher levels for a sustainable period of time, and will also decrease the number of shares of common stock outstanding.

Provectus has engaged Maxim Group LLC as dealer-manager in the offering. Questions about the rights offering or requests for copies of the prospectus, when available, may be directed to Maxim Group LLC at 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

A registration statement on Form S-1 relating to these securities has been filed by Provectus with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering, which is expected to commence following the effectiveness of the registration statement, will only be made by means of a prospectus. A preliminary prospectus relating to and describing the proposed terms of the rights offering has been filed with the SEC as a part of the registration statement and is available on the SEC’s web site at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the SEC (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization; and

•	our ability to raise capital through the proposed rights offering.

###